EXHIBIT 99

FOR IMMEDIATE RELEASE	CONTACT: Media Relations
Brinker International
(800) 775-7290

BRINKER INTERNATIONAL WELCOMES JOHN W. MIMS
TO BOARD OF DIRECTORS

DALLAS (Feb. 14, 2007) — Brinker International, Inc. (NYSE: EAT), a recognized leader in casual dining, today announced the election of John W. Mims to its board of directors.

Mims, 42, is a successful entrepreneur and former Senior Vice President of Worldwide Sales for Starwood Hotels and Resorts Worldwide. His extensive international experience includes serving as Chief Operating Officer for GetAsia.com, located in Singapore, and in various positions with Pepsi-Cola International throughout Southeast Asia. He began his career with companies such as Proctor and Gamble and Coca-Cola. A graduate of Morehouse College with a Bachelor of Arts in Business Administration, Mims served in the United States Air Force, where he achieved the rank of Captain.

He serves as a board member for the Thurgood Marshall Scholarship Foundation. In 2004, Mims was inducted into the Executive Leadership Council.

“John Mims’ innovation and experience in the hospitality industry will be a tremendous asset to our board of directors,” said Doug Brooks, President, CEO and Chairman of the Board for Brinker International. “In particular, he will provide meaningful international perspective and insight as we continue to expand our company globally.”

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies, serving more than 1 million guests daily. Founded in 1975 and based in Dallas, Brinker owns or franchises more than 1,600 restaurants in 24 countries and employs more than 100,000. Brinker restaurant brands include Chili’s Grill & Bar, Romano’s Macaroni Grill, On The Border Mexican Grill & Cantina and Maggiano’s Little Italy. In 2006, the company was named one of FORTUNE Magazine’s Most Admired Companies. Additionally, Brinker was honored by the magazine as one of the Top 50 Employers for Minorities and the Top 50 Employers for Women. For more information visit http://www.brinker.com.

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